Exhibit 10.16

AMENDED AND RESTATED
SENIOR MANAGEMENT AGREEMENT
THIS AMENDED AND RESTATED SENIOR MANAGEMENT AGREEMENT (“Agreement”) made and entered into as of November 23, 2014, by and among EHHI Holdings, Inc., a Delaware corporation (the “Company”), April Anthony (“Executive”), HealthSouth Corporation, a Delaware corporation (“HLS”), and, solely for purposes of Sections 6(b) and 6(j) hereof, Thoma Cressey Fund VIII, L.P. (“TCF” and, together with Executive, the Company and HLS, the “Parties”), amends and restates the Amended and Restated Senior Management Agreement, dated as of August 3, 2007, by and among the Company, Executive, HCHB Consulting, Inc., AGM Children’s Homecare, Inc. and certain individuals identified as Holders therein (the “Existing Employment Agreement”).
RECITALS:
WHEREAS, Executive is presently employed by the Company pursuant to the Existing Employment Agreement;
WHEREAS, as of the date hereof, the Company is entering into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among HLS, the additional Sellers party thereto and the Sellers’ Representative named therein pursuant to which, as of the Closing Date as defined therein (such date for purposes of this Agreement, the “Effective Date”), a subsidiary of HLS will acquire certain common stock of the Company;
WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, HLS will form HealthSouth Home Health Holdings, Inc., a Delaware corporation (“HHHH”);
WHEREAS, pursuant to Section 12(i) of the Existing Employment Agreement, TCF is to be a party to any amendment or waiver under the Existing Employment Agreement (subject to limitations not relevant here), is joining this Agreement solely for purposes of giving its consent to the contemplated supersession of the Existing Employment Agreement in accordance with Section 6(j) hereof, and following such supersession on the Effective Date, will have no further obligations hereunder;
WHEREAS, Executive desires to continue her employment with the Company, and the Company desires to continue to employ the Executive, pursuant to the terms of this Agreement; and
WHEREAS, the Parties intend that this Agreement shall become effective as of the Effective Date, that as of the Effective Date the Existing Employment Agreement shall cease to be of any force or effect, and that if the Stock Purchase Agreement is terminated before the Effective Date, this Agreement shall be without any force or effect and void ab initio.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

PROVISIONS RELATING TO EMPLOYMENT
1.Employment The Company agrees to employ Executive and she accepts such employment for the period beginning as of the Effective Date and ending upon of her termination of employment pursuant to Section 1(e) hereof (the “Employment Period”).

(a)Duties. During the Employment Period, Executive shall serve as the Chief Executive Officer (“CEO”) of the Company and shall have such duties and responsibilities as are typically commensurate with such position. Executive shall have such other powers and perform such other duties as may from time to time reasonably be prescribed by the Chief Executive Officer of HLS (the “HLSCEO”) which are consistent with the position of CEO of the Company, including serving without additional compensation as an officer or director of the Company’s Subsidiaries. Executive’s authority shall be subject to the power of the HLSCEO to expand such duties, responsibilities and authority and to override actions of Executive.

(b)Reporting and Devotion to Duties. Executive shall report to the HLSCEO, and she shall devote substantially all of her working time and efforts to the business and affairs of the Company and the Subsidiaries; provided, however, that such service does not materially interfere with the provision of Executive’s duties and responsibilities to Homecare Homebase, LLC (“Homecare Homebase”). The Company explicitly acknowledges that Executive (i) may continue to serve as the Chief Executive Officer of Homecare Homebase in a manner consistent with Executive’s past practices, or (ii) may serve as Executive Chairperson of Homecare Homebase in a capacity that does not, in the aggregate, exceed the time commitment in effect for Executive in her role as the Chief Executive Officer of Homecare Homebase immediately prior to the Effective Date; provided, however, in the case of clauses (i) and (ii), that such service does not materially interfere with the provision of Executive’s duties and responsibilities to the Company and its Subsidiaries. Notwithstanding the foregoing, the Company further acknowledges that Executive may serve as a director of Great Lakes Caring LLC, on the board of directors of the Encompass Cares Foundation, and on the board of trustees of Abilene Christian University. For the avoidance of doubt, the Parties agree that (y) the provision of Executive’s duties and responsibilities to the Company and its Subsidiaries immediately prior to the Effective Date is deemed not to materially interfere with the provision of Executive’s duties and responsibilities to Homecare Homebase and (z) the provision of Executive’s duties and responsibilities to Homecare Homebase immediately prior to the Effective Date is deemed not to materially interfere with the provision of Executive’s duties and responsibilities to the Company and its Subsidiaries.

(c)Compensation.

(i)Commencing upon the Effective Date and, thereafter, during the Employment Period, Executive’s base salary shall be $347,000 per annum or such higher rate as the Board of Directors of HLS or applicable committee thereof (the “Board”) may designate from time to time, based upon the Company’s achievement of budgetary and other objectives set by the Board (as in effect from time to time, the “Base Salary”). Executive’s Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices (but no less frequently than monthly) and shall be subject to customary withholding for income tax, social security or other such taxes. Executive’s Base Salary for any partial year will be prorated based upon the number of days elapsed in such year.

(ii)In addition to the Base Salary, Executive shall be eligible for an annual bonus (an “Annual Bonus”) of up to 50% of her Base Salary based upon the Company’s achievement of its annual budget targets to be set by the Board within sixty (60) days of the start of the fiscal year for which such targets will apply. The Annual Bonus shall be paid by no later than March 1 of the year following the year in which it was earned and shall be subject to customary withholding for income tax, social security or other such taxes. Except as provided in Section 1(e), Executive shall receive an Annual Bonus payable for a calendar year only if she is employed by the Company or its Subsidiaries as of the date of payment of the Annual Bonus.

(iii)As of the Effective Date, HLS shall cause HHHH to grant to Executive stock appreciation rights in respect of HHHH common stock on the terms and subject to the conditions set forth in Annex B to the Rollover Stock Agreement, dated as of the date hereof, and, each year during the Employment Period through the year ending December 31, 2019, Executive shall be entitled to participate in the HLS Amended and Restated 2008 Equity Incentive Plan (or any successor thereto (the “HLS EIP”)) and receive restricted stock in respect of the common stock of HLS on the terms and subject to the conditions set forth in Annex B  to the Rollover Stock Agreement (collectively, the “Equity Grants”).  For the avoidance of doubt, nothing in this Section 1(c)(iii) shall prevent HLS from granting (or causing HHHH to grant) Executive such additional equity awards as it may determine from time to time during the Employment Period.

(d)Benefits. In addition to the Base Salary, the Annual Bonus and the Equity Grants payable to Executive pursuant to this Agreement, she shall be entitled to the following benefits during the Employment Period:

(i)paid time off per Company policy;

(ii)reimbursement for reasonable business expenses incurred by Executive on the Company’s behalf and within the Company’s stated policies and procedures for expense reimbursement, subject to providing appropriate documentation thereof to the Company (including reimbursement for the cost of professional representation and consultation in connection with the negotiation of this Agreement). Such reimbursements will be made within 90 days from the date the expenses are incurred;

(iii)participation in all health, disability, welfare and benefit plans available to the Company’s senior executives, all subject to plan terms and generally applicable Company policies;

(iv)participation in all retirement plans available to the Company’s senior executives; and

(v)any other benefits and perquisites made available to any member of the Company’s senior management team.

(e)Termination.

(i)The Employment Period shall continue for three years commencing on the Effective Date (the “Initial Term”) and shall be automatically renewed for successive one year terms unless the Company or Executive receives written notice from the other at least ninety (90) days prior to the termination of either the Initial Term or a successive term then in effect, unless earlier terminated as provided herein. Executive or the Company may terminate Executive’s employment prior to the end of the term set forth in the preceding sentence, as set forth in this Section 1(e); provided, that written notice to Executive shall be required thirty (30) days prior to termination by the Company without Cause and written notice to the Board shall be required thirty (30) days prior to termination by Executive without Good Reason. The Parties’ rights and duties in the event of a termination of employment will be as set forth below.

(ii)If the Company terminates Executive’s employment without Cause or Executive terminates her employment for Good Reason, the Company will, in lieu of any other payments or benefits hereunder:

(A)continue to pay Executive’s Base Salary at the rate in effect on the Date of Termination until the date that is twelve months after the Date of Termination in accordance with the Company’s payroll practices (but not less frequently than monthly);

(B)pay to Executive any Annual Bonus for any fiscal year that has ended prior to the Date of Termination, if such Annual Bonus has not yet been paid as of the Date of Termination (payable on the later of the date that annual bonuses are paid generally, in accordance with Section 1(c)(ii) hereof, and the next regular payday following the effective date of the release of claims referenced below in this Section 1(e));

(C)pay to the Executive an amount equal to the amount of the COBRA premium required to continue health coverage for Executive and her dependents under the Company’s group health plan to the extent permitted by the plan (provided that such amount shall not exceed the Company’s cost of coverage prior to termination) until the earliest of (i) the date that is twelve months after the Date of Termination, (ii) the date of commencement of health coverage for the benefit of Executive and her dependents under any other plan, and (iii) the date of Executive’s eligibility for health coverage as a result of her employment with another entity; and

(D)pay to Executive a ratable amount (based on Executive’s Base Salary) with respect to accrued and unused paid time off as of the Date of Termination.
The right to receive the benefits set forth above is expressly conditioned on Executive’s execution and delivery to the Company of a release of claims arising out of Executive’s employment with the Company or termination thereof, in a form reasonably acceptable to the Company, as of the Date of Termination. Additionally, if the Executive materially breaches her obligations under Sections 2 or 3 of this Agreement during the period in which the Executive is entitled to such benefits, the Executive no longer shall be entitled to receive such benefits and the Company will have no further obligation to provide such benefits to the Executive. In any event, the Company will reimburse the Executive for any unreimbursed business expenses pursuant to Section 1(d)(ii) of this Agreement.
(iii)If (A) the Company terminates Executive’s employment for Cause or (B) the Executive terminates her employment without Good Reason, the Company will, in lieu of any other payments or benefits hereunder, pay the Executive’s Base Salary through the Date of Termination, at the rate then in effect, plus reimbursement of business expenses pursuant to Section 1(d)(ii) of this Agreement, without any obligation to pay any other amounts hereunder.

(iv)If the Executive terminates or the Company terminates Executive’s employment because of the Executive’s death or Disability for a period of ninety (90) consecutive days or one hundred eighty (180) total days during any period of three hundred sixty five (365) consecutive days, the Company will, in lieu of any other payments or benefits hereunder, continue to pay the Executive’s Base Salary through the Date of Termination at the rate then in effect, without any obligation to pay any other amounts hereunder in cash or otherwise.

(v)Payments under Section 1(e)(ii) shall be made without regard to Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), except that if Executive’s total after-tax payments would be increased by a reduction of payments or benefits under Section 1(e)(ii), or by the adjustment to the vesting of any equity-based or other awards that would otherwise be an "excess parachute payment" within the meaning of Section 280G of the Code, such reduction and/or adjustment shall be made to the extent necessary to maximize Executive’s total after-tax payments. After-tax payments shall be determined after reduction for federal taxes, including the excise tax under Section 4999 of the Code. The calculations described in this Section 1(e)(v) shall be made by such certified public accounting firm as the Company may designate prior to the applicable change in ownership or effective control, or in the ownership of a substantial portion of the assets, of the applicable corporation under Section 280G of the Code.

2.Confidential Information and Inventions and Patents.
(a)    Confidential Information. Executive acknowledges that the information, observations and data obtained by her concerning the business and affairs of the Company and its Affiliates and its and their predecessors during the course of her performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) are the property of the Company and its Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which Executive becomes aware during such period. Therefore, Executive agrees that she will not (and shall cause each of her Affiliates not to) at any time (whether during or after the Employment Period) disclose to any unauthorized Person or, directly or indirectly, use for her own account, any of such information, observations or data without the Board’s consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Executive’s acts or omissions to act. Executive agrees to deliver to the Company at the termination of her employment with the Company, or at any other time the Company may request in writing (whether during or after the Employment Period), all memoranda, notes, plans, records, reports and other documents and copies thereof, regardless of the format or media, of the Company and its Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which she may then possess or have under her control, except any information relating to her employment terms and benefits, her performance, or the circumstances of her departure from the Company.
(b)    Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, trade secrets, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed, made or reduced to practice by Executive while employed by the Company and its Affiliates or any of its and their predecessors (“Work Product”) belong to the Company or such Affiliate and Executive hereby assigns, and agrees to assign, all of the Work Product to the Company or such Affiliate; provided that the foregoing shall not apply to any inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) of the information technology systems and software licenses from Homecare Homebase. Any copyrightable work prepared in whole or in part by Executive in the course of her work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Company or such Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s or its Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

3.Noncompetition and Nonsolicitation.

(a)Noncompetition. In further consideration of the compensation to be paid to Executive hereunder, she acknowledges that during the course of her employment with the Company and its Affiliates (including, without limitation, any predecessors thereof) she has become familiar with, and during the course of her employment with the Company and its Affiliates she will become familiar with, the Company’s and its Affiliates’ trade secrets and with other Confidential Information. Executive acknowledges that her services shall be of special, unique and extraordinary value to the Company and its Affiliates and that the Company’s ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depends substantially on the skills and expertise of the Executive. Therefore, and in further consideration of the compensation being paid to the Executive hereunder, she agrees that, during the Noncompete Period (as defined below), she shall not directly or indirectly engage or become interested in, whether as an owner, general partner, member, officer, employee, consultant, director, stockholder or otherwise (other than passive ownership of less than five percent (5%) of any class of securities of an entity, but without otherwise participating in the activities of such entity, whose securities are listed on a national or regional securities exchange or stock market and have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended), any business of which the primary activity is the provision of products or services within the Restricted Territory (as defined below) that, as of the Date of Termination, are competitive with, are offered or being developed by the Company or any of its Subsidiaries, joint ventures or partnerships, including, without limitation, if applicable, any business directly or indirectly engaged in the business of operating or managing a home health practice or the acquisition of companies so engaged. The “Noncompete Period” shall mean the Employment Period and the period beginning on the Date of Termination and ending upon the second anniversary of the Date of Termination. “Restricted Territory” shall mean any state or territory of the United States in which the Company or its Subsidiaries are located or operate, or is in the process of actively planning to conduct or conducting operations, as of the Date of Termination of the Employment Period; provided the foregoing shall not preclude or limit the Executive’s activities relating to Homecare Homebase so long as such activities do not entail the operation of home health agencies in the Restricted Area, or any activities approved by written consent of the Board. Executive acknowledges that the geographic boundaries, scope of prohibited activities and the time duration are reasonable and are no broader than are necessary to protect legitimate business interests.

(b)Nonsolicitation. In addition, Executive agrees that, during the Employment Period and for two years thereafter (the “Nonsolicitation Period”), she shall not (and shall cause all of her Affiliates not to), directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) hire (in any capacity) any Person who was an employee of the Company or any of its Subsidiaries at any time during the six month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the Parties so as to avoid any disputes under this Section 3(b) that any such hiring within such six month period is in violation of clause (a) above), (iii) for so long as Executive has any obligations under Section 3(a) above, call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company or any of its Subsidiaries in order to induce or attempt to induce such Person to cease doing business with the Company or any of its Subsidiaries, (including making any negative statements or communications about the Company or any of its Affiliates) or (iv) initiate or engage in any discussions regarding an acquisition of, or Executive’s employment (whether as an employee, an independent contractor or otherwise) by, any businesses in which the Company or any of its Subsidiaries within the two (2) year period prior to the Date of Termination has had or is engaged in discussions, or has requested or received information, relating to the acquisition of such business by the Company or any of its Subsidiaries. This paragraph shall not preclude or limit the Executive’s activities relating to Homecare Homebase so long as such activities do not entail the operation of home health agencies in the Restricted Area, or any activities approved by written consent of the Board.

(c)Enforcement. If, at the time of enforcement of Sections 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information, the Parties agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and without proving damages).
GENERAL PROVISIONS
4.Definitions. For purposes of this Agreement:
“Affiliate” means, as to any Person, any other Person, which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, however, that for the purposes of this Agreement Homecare Homebase shall not be deemed an Affiliate of Executive, the Company, or any of its Affiliates.
“Cause” shall mean (i) dishonesty, fraud, or any act involving moral turpitude on the Executive’s part in connection with the performance of her duties which is materially detrimental to the Company or any of its Affiliates, (ii) being charged (by indictment, information or otherwise) with any criminal violation of any law or regulation pertaining to health care and/or pharmaceutical services and products (including, without limitation, laws and regulations pertaining to reimbursement or coverage by the Medicare program, any state Medicaid program or any other governmental health care program or by third-party payors, laws prohibiting kickbacks or false claims, and laws prohibiting fraud or abuse or fraudulent or abusive activities), (iii) the Executive’s willful and repeated refusal to follow lawful directives of the Board in a manner that is materially detrimental to the Company, (iv) the Executive’s intentional or gross neglect of the performance of her duties as Chief Executive Officer of the Company, (v) the Executive’s misappropriation of any corporate opportunity, provided the Executive’s pursuit or referral of an opportunity shall not be improper or misappropriation if (A) the Executive first presents an opportunity to the Company and the Company does not express an interest in pursuing it within thirty (30) days or (B) the Board authorizes the Executive to pursue or refer an opportunity to another Person or entity, (vi) the Executive’s conviction of a felony, (vii) a material breach by the Executive of this Agreement, including but not limited to Sections 2 and 3; provided, Cause shall not exist unless and until (1) the Executive receives written notice from the Board stating the Board’s intent to terminate Executive’s employment and such written notice includes a reasonably detailed explanation of the reasons for such intent and states the subsection of the Cause definition that the Board believes to be present, (2) in the circumstances described in clauses (iii), (iv), (v) and (vii), the Executive shall have fifteen (15) days to cure the alleged default after written notice by the Board, (3) the Executive may address the Board at a duly-scheduled meeting of the Board, and shall be able to bring counsel if the Board chooses to have counsel present at such meeting, at which Company counsel shall be present at such meeting and (4) the Board votes to authorize a termination for Cause.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium that relates to the Company or its Affiliates or their business relations and their respective business activities. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities and individual requirements of, and specific contractual arrangements with, the Company’s and its Affiliates’ joint venture partners, vendors or customers and other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable), (v) intellectual property rights, and (vi) financial information.
“Date of Termination” shall mean the date the Executive’s employment with the Company terminates regardless of the reason.
“Disability” shall have the meaning defined in the long-term disability insurance plan of the Company or its Affiliates in which the Executive participates.
“Executive” means April Anthony.
“Good Reason” shall mean (i) any material reduction in the Executive’s pay or benefits or failure to provide any compensation or benefit to which the Executive is entitled other than in connection with a Company-wide reduction in pay or benefits, or any reduction in Base Salary below $247,000, regardless of the circumstances, (ii) any relocation of Executive’s primary work site by more than twenty (20) miles from both Executive’s prior primary work site and Executive’s primary residence, (iii) a material diminution of the Executive’s duties, responsibilities or title, or (iv) a material breach by the Company of this Agreement; provided, that in the circumstances described in (i), (ii), (iii) and (iv) the Company shall have fifteen (15) days to cure the default after delivery written notice by the Executive, such written notice to state the nature of the issue and subsection of the Good Reason definition that the Executive believes to be present.
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“Subsidiary” means any corporation or other entity of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors or other body having direction over the affairs of such entity either directly or through one or more subsidiaries.
5.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgement of receipt after transmittal by facsimile or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company and the Executive at the address set forth below, or at such address or to the attention of such other Person as the recipient Party has specified by prior written notice to the sending Party.

Notices to Executive:
At the most recent contact information on file in the Company’s payroll records.
Notices to the Company:
EHHI Holdings, Inc.
6688 North Central Expressway
Suite 1300
Dallas, TX 75206
Attention: Secretary
With copies (which shall not constitute notice) to:
HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
Facsimile number: (205) 262-3948
Attention: General Counsel

6.General Provisions

(a)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)Complete Agreement. This Agreement and those other documents expressly referred to herein and therein embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the Existing Employment Agreement).

(c)Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and HLS and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable. There are no third-party beneficiaries of or to this Agreement.

(e)Choice of Law. The corporate law of the State of Delaware will govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All actions or proceedings arising out of or from or related to this Agreement shall be litigated in courts having situs in Dallas, Texas. Executive and the Company hereby consent and submit to the jurisdiction of any local, state or federal courts located within such county. Executive and the Company hereby waive any right either may have to transfer or change the venue of any litigation brought by the other in accordance with the terms of this Section.

(f)Remedies. Each of the Executive and the Company will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Executive and the Company agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(g)Amendment and Waiver. The provisions of this Agreement may be amended only with the prior written consent of the Company, HLS and Executive, and any provision of this Agreement may be waived only by the Party waiving compliance.

(h)Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(i)Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to the Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed on Executive with respect to the Executive’s compensation or other payments from the Company or any of its Affiliates or the Executive’s ownership interest in HHHH or HLS, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock appreciation rights and/or the receipt or vesting of restricted stock. Executive shall be solely responsible for all other taxes, if any, associated with the amounts payable under this Agreement.

(j)Effectiveness of Agreement and Replacement of Prior Agreements. Upon the Closing as such term is defined in the Stock Purchase Agreement, (i) this Agreement shall supersede and replace the Existing Employment Agreement and (ii) the Existing Employment Agreement shall thereupon be terminated and without any further force or effect, with no penalty or severance payable to any Person as a result of such termination. In the event that the Stock Purchase Agreement is terminated before the Effective Date, this Agreement shall be simultaneously and automatically terminated, void ab initio and of no further force or effect, and the Existing Employment Agreement thereupon shall continue in effect in accordance with its terms.

(k)Termination. Except as otherwise provided herein, this Agreement shall survive the termination of Executive’s employment with the Company and shall remain in full force and effect after such termination.

(l)Generally Accepted Accounting Principles; Adjustments of Numbers. Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation shall continue to be made in accordance with the Company’s previous accounting methods and policies. All numbers set forth herein which refer to share prices or amounts will be appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and other recapitalizations affecting the subject class of stock.

(m)Reformation; Specified Employee. The Executive and the Company agree that if any provision of this Agreement is deemed unenforceable or invalid, it may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect. Notwithstanding any other provision with respect to the timing of payments under this Agreement, if, at the time of the Executive’s termination of employment, the Executive is deemed to be a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code), and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under this Agreement as a result of the Executive’s termination of employment which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the Date of Termination, at which time the Executive shall be paid an aggregate amount equal to six months of payments otherwise due to the Executive under the terms of or a full lump sum if otherwise due. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. Further, notwithstanding anything herein, to the extent that the Executive or the Company reasonably believes that Section 409A of the Code will result in adverse tax consequences to the Executive as a result of this Agreement, then the Executive and the Company shall renegotiate this Agreement in good faith in order to minimize or eliminate such tax consequences and retain the basic after-tax economics of this Agreement for the Executive to the extent reasonably possible.

(n)No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(o)Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Definitions are equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender include each other gender.

(p)Resolution of Disputes.

(i)Mediation. No Party shall initiate arbitration or other legal proceedings against any other Party arising out of or relating in any way to this Agreement, except that any Party may seek injunctive relief at any time. No such arbitration or proceeding shall be initiated in respect of Executive’s employment with the Company or any and all claims that one Party may have against another Party or its Affiliates until thirty (30) days after written notice has been given of the specific nature of any purported claim and the amount of any purported damages. The Parties further agree that if any Party submits the claim to the American Arbitration Association for nonbinding mediation prior to the expiration of such thirty (30) day period, no other Party may institute arbitration or other legal proceedings against the claimant Party until the earlier of: (i) completion of nonbinding mediation efforts, or (ii) forty-five (45) days after the date on which the non-claimant Party receives notice of the claimant Party’s claim. The mediation shall be conducted in Dallas, Texas or such other location to which the applicable Parties may agree.

(ii)Arbitration. Except as provided in Section 6(f) or Section 6(p)(iii), any dispute or controversy between or among the Parties, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Dallas, Texas or such other location to which the applicable Parties may agree administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Employment Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

(iii)Enforcement. The Parties agree that the Company and its Affiliates would be damaged irreparably in the event that any provision of Section 2 or 3 of this Agreement were not performed in accordance with its terms or were otherwise breached, and that Executive would be damaged irreparably in the event of certain conduct by the Company and its Affiliates, and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Executive and the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in its favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Executive, the Company and its Affiliates agree to submit to the personal jurisdiction of the courts of the State of Texas in any action by the Company to enforce an arbitration award against Executive or to obtain interim injunctive or other relief pending an arbitration decision.

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In witness whereof, the Parties have caused this Agreement to be executed by their respective duly authorized officers (as applicable) as of the day and year first written above.

THE COMPANY:	EHHI HOLDINGS, INC.

By: /s/ April Anthony
      Name: April Anthony
      Title:

THE EXECUTIVE:	By: /s/ April Anthony
      Name: April Anthony

AGREED AND ACCEPTED:

HEALTHSOUTH CORPORATION

By: /s/ Douglas E. Coltharp
      Name: Douglas E. Coltharp
      Title: Executive Vice President and
Chief Financial Officer

THOMA CRESSEY FUND VIII, L.P. (for purposes of Sections 6(b) and 6(j) hereof only)

By:    TC Partners VIII, L.P.
Its:    General Partner

By:    Thoma Cressey Bravo, Inc.
Its:    General Partner

By: /s/ Bryan Cressey
      Name: Bryan Cressey
      Title: